                               RESTATEMENT OF THE


                     POWER PURCHASE AND OPERATING AGREEMENT


                                     BETWEEN


                     COGENTRIX VIRGINIA LEASING CORPORATION


                                       AND


                       VIRGINIA ELECTRIC AND POWER COMPANY










                             Dated December 5, 1997

                     THIRD AMENDMENT AND RESTATEMENT OF THE
                     POWER PURCHASE AND OPERATING AGREEMENT
                                     BETWEEN
                     COGENTRIX VIRGINIA LEASING CORPORATION
                                       AND
                       VIRGINIA ELECTRIC AND POWER COMPANY



         THIS AGREEMENT, which includes the Exhibits A, B, and C hereto, dated this 5th day of December 1997, amends and restates the Power Purchase and Operating Agreement between Cogentrix Virginia Leasing Corporation ("Operator") and Virginia Electric and Power Company ("Virginia Power"), a corporation organized and existing under the laws of the Commonwealth of Virginia (with all amendments prior to the date hereof, the "Existing Agreement").

         WHEREAS, Operator owns and operates a Cogeneration facility located within Virginia Power's certificated retail service area adjacent to the Clariant Corporation industrial facility in Portsmouth, Virginia, with a total maximum rating of approximately 115,000 kW at a power factor of .85 (such facility hereinafter referred to as the "Facility"); and

         WHEREAS, Operator wishes to sell the Facility's Net Electrical Output and Capacity to Virginia Power; and

         WHEREAS, the Existing Agreement provides Virginia Power with limited Dispatch rights; and

         WHEREAS, Section 6.10 of the Existing Agreement requires Operator to negotiate in good faith with Virginia Power to provide additional dispatch rights to



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Virginia Power if Operator or its affiliates own additional Qualifying
Facilities in the Virginia Power service area; and

         WHEREAS, affiliates of Operator now own additional Qualifying Facilities in the Virginia Power service area; and

         WHEREAS, pursuant to Article VII of this Agreement, Operator and Virginia Power have negotiated such additional Dispatch rights; and

         WHEREAS, Section 5.6 of the Existing Agreement contains certain provisions allocating, in part, the risk of a disallowance by the Virginia State Corporation Commission ("SCC") to Operator; and

         WHEREAS, the SCC has previously disallowed certain payments made by Virginia Power to Operator relating to Gross Receipts Taxes; and

         WHEREAS, Operator is obligated to return such disallowed payments with interest to Virginia Power pursuant to Section 5.6 of the Existing Agreement; and

         WHEREAS, pursuant to this Agreement Virginia Power is willing to eliminate Section 5.6 of the Existing Agreement and eliminate the accrued obligation of Operator to return such disallowed payments with interest to Virginia Power (the restructured Capacity Payments herein include consideration for the elimination of the previously disallowed Gross Receipts Tax component of Operator's compensation hereunder);

         NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter set forth, Operator and Virginia Power agree to the following:


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                             ARTICLE I: DEFINITIONS

         1.1 "Agreement" means this Third Amendment and Restatement of the Power Purchase and Operating Agreement entered into by and between Virginia Power and Operator, including all exhibits and schedules and any subsequent modifications thereof or amendments thereto made with the mutual consent of the Parties hereto.

         1.2 "Base Index" means the final value of the Gross Domestic Product Implicit Price Deflator published by the Bureau of Economic Analysis of the U.S. Department of Commerce in the Survey of Current Business for December 1997.

         1.3 "Breach" means the failure of either Party to meet any of its obligations under this Agreement.

         1.4 "Business Day" means 8:00am through 5:00pm, Monday through Friday excluding holidays recognized by Virginia Power.

         1.5 "Capacity" means the rate (measured in kilowatts) at which the Net Electrical Output is made available for delivery at the Interconnection Point.

         1.6 "Capacity Payment" means the daily amount that Virginia Power shall pay Operator for the right to Dispatch the Capacity, computed as provided in
Section 5.5.

         1.7 "Capacity Purchase Price" means the price per kilowatt per Day that Virginia Power shall pay Operator for Capacity, as set forth in Section 5.5.

         1.8 "Contract Year" means each of (i) the period that begins on the Effective Date and ends on the following November 30, 1998; (ii) each one-year period occurring



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after the period in clause (i) above through November 30, 2007; and (iii) the period that begins on December 1, 2007 and ends on June 7, 2008.

         1.9 "Cogeneration" means the sequential production of electricity and heat, steam or other useful work from the same fuel source.

         1.10 "Cold Start" means the condition described in Section 7.2(b).

         1.11 "Current Index" means the value of the Gross Domestic Product Implicit Price Deflator published by the Bureau of Economic Analysis of the U.S. Department of Commerce in the Survey of Current Business for December of the current Contract Year as last published before April of such Contract Year.

         1.12 "Day" means the 24-hour period beginning and ending at 12:00 midnight the prevailing Eastern Standard or Daylight Savings Time.

         1.13 "Dependable Capacity" shall initially be set at 115,000 kW and shall be reset from time to time (i) by the most recent Test conducted in accordance with the provisions of Article VIII or (ii) as otherwise provided in
Section 5.6, if applicable.

         1.14 "Designee" means the person or entity specified by Virginia Power or empowered by applicable law, regulation or order to issue Dispatch Instructions respecting the Facility.

         1.15 "Design Limits" means the operating limitations on Operator's duty to respond to Dispatch Instructions, as provided in Section 7.2.

         1.16 "Dispatch" means the right of Virginia Power or its Designee to commence, increase, decrease or cease the delivery of Net Electrical Output in conjunction with the distribution of the total Virginia Power requirements of electrical



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energy among available electric energy sources for optimum system economy, with due consideration of the operating limitations of the Facility reflected by the Design Limits, operating limits applicable to other generating units which Virginia Power operates or from which Virginia Power receives energy and capacity, incremental Virginia Power generating costs, incremental energy and capacity purchase costs, incremental transmission losses, load flow considerations, the availability of other sources of electrical energy and capacity given scheduled or forced outages, off-system commitments and opportunities for the sale of electrical energy and capacity and other operational considerations as determined by Virginia Power.

         1.17 "Dispatch Instructions" means the rate of Net Electrical Output specified from time to time by Virginia Power or its Designee in accordance with
Article VII as communicated orally or in writing.

         1.18 "Dispatch Variance" means a discrepancy between the Facility's Net Electrical Output level and the level specified in the Dispatch Instructions as defined in Section 5.6(b).

         1.19 "Effective Date" means the Effective Date of this Agreement determined as set forth in Section 2.3.

         1.20 "Existing Agreement" means the Power Purchase and Operating Agreement between the Parties, dated as of July 21, 1986, as amended prior to the date of this Agreement.

         1.21 "Electrical Requirements" means the Operator's requirements of electricity for utilization in the Facility that are not self-generated by the Facility.



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         1.22 "Energy Purchase Price" means the price per kilowatt-hour Virginia
Power shall pay Operator for the Net Electrical Output, computed as set forth in
Section 5.3 of this Agreement.

         1.23 "Facility" means Operator's Cogeneration facility located in Portsmouth Virginia, including auxiliary equipment, the characteristics of which are described herein.

         1.24 "Force Majeure" means an event as defined in Section 10.4.

         1.25 "Hazardous Condition" means a condition that presents a threat of physical injury or death to persons or physical damage or destruction of property.

         1.26 "Hot stand-by" means the condition of the Facility as described in
Section 7.2(b)(ii).

         1.27 "Incremental System Cost (ISC)" means the estimated hourly incremental system cost that forms the basis for Virginia Power's real time pricing that Virginia Power offers to certain of its customers on an experimental basis under a SCC approved experimental tariff pursuant to SCC Case No. PUE940080. Should Virginia Power's mechanism for determining such costs as set forth in its current effective tariff be rescinded or amended so as to alter the calculation of the ISC pursuant to this Agreement, Virginia Power's Incremental System Cost shall be determined pursuant to a mechanism that in Virginia Power's determination best replicates Virginia Power's incremental energy cost for the next Day.

         1.28 "Interconnection" means the construction, installation, and maintenance of all Interconnection Facilities required for Virginia Power to receive the Net Electrical Output.


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         1.29 "Interconnection Costs" means the reasonable costs of connection, switching, metering, transmission, distribution, safety equipment, and administrative costs incurred by Virginia Power directly related to the construction, installation and maintenance of Interconnection Facilities to the extent that such costs exceed the costs Virginia Power would have incurred to satisfy Operator's Electrical Requirements.

         1.30 "Interconnection Facilities" means all the facilities installed for the purpose of Interconnection of the Facility to Virginia Power's system, including, but not limited to, all metering and telemetering equipment, wherever located; transmission and distribution lines and equipment; transformers and associated equipment; relay and switching equipment; and safety equipment.

         1.31 "Interconnection Point" means the physical point as shown in Exhibit A where the Facility and Virginia Power's system are connected.

         1.32 "Interest" means the compensation to be paid and received for the accrual of monetary obligations under this Agreement, computed monthly and prorated daily from the time each such obligation to pay interest arises based on an annual interest rate equal to the Prime Rate plus two percent. For purposes hereof, the Prime Rate shall mean the rate of interest from time to time publicly announced by The Chase Manhattan Bank, N.A., at its principal office, presently located at 1 Chase Manhattan Plaza, New York, New York 10081, as its prime commercial lending rate, determined for each obligation to pay interest, at the time such obligation to pay interest arises.

         1.33 "Month" means the period beginning at 12:00 midnight on the last Day of a month and ending at 12:00 midnight on the last Day of the next month.

         1.34 "Non-Peak Period" means the months of March, April, May, October and November and the periods June 1 through June 14 and September 16 through September 30, inclusive.


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         1.35 "Net Electrical Output" means the electrical energy generated by the Facility (in excess of the Facility's consumption of such electrical generation) and delivered to Virginia Power at the Interconnection Point pursuant to Virginia Power's Dispatch Instructions or during a Test conducted in accordance with Article VIII.

         1.36 "Notice of Available Capacity" means the notice provided each Day prior to 9:00am by Operator to Virginia Power setting the Facility's maximum available Capacity level subject to Dispatch for the next Day, as required and further described in Sections 5.5 and 5.6; provided that for the Day on which Operator provides Virginia Power the notice of closing and evidence required pursuant to Section 2.3, such notice may be provided at any time prior to 5:00pm on such Day.

         1.37 "Notice Period" means (i) for Tests being conducted after the Facility has been Dispatched off-line and not maintained in a Hot stand-by condition, 14 hours and 15 minutes and (ii) for Tests being conducted from a Hot stand-by condition, 2 hours and 45 minutes.

         1.38 "On-Peak Hours" means the period between 7:00am and 10:00pm, exclusive of any Day that is not a Business Day.

         1.39 "Operator Requested Test" means a Test requested by Operator pursuant to Section 8.3 for determining the Dependable Capacity of the Facility in accordance with the provisions of Article VIII.

         1.40 "Parties" means Operator and Virginia Power.

         1.41 "Party" means Operator or Virginia Power.


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

         1.42 "Peak Period" means the months of December, January, February and the period from June 15 through September 15, inclusive.

         1.43 "Prudent Practices" means the practices generally followed by the electric industry, as changed from time to time, which generally include, but may not be limited to, engineering and operating considerations.

         1.44 "Qualifying Facility" means a Cogeneration facility, which is a qualifying facility under Subpart B of Subchapter K, Part 292 of Chapter I, Title 18, Code of Federal Regulations.

         1.45 "SCC" means the Commonwealth of Virginia State Corporation Commission.

         1.46 "Scheduled Outage" means a planned reduction of the Capacity of the Facility that has been coordinated with Virginia Power and is required for inspection, preventive maintenance, or corrective maintenance.

         1.47 "Term" means the term of this Agreement as provided in Article
III.

         1.48 "Test" means an Operator Requested Test or a Virginia Power Requested Test.

         1.49 "Test Period" means the six-hour period beginning with the expiration of the Notice Period that precedes a Test.

         1.50 "Termination" means the cessation by the mutual consent of the Parties hereto, by termination as provided in Article X, by other operation of this Agreement, or by law of this contractual relationship between Virginia Power and Operator.


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         1.51 "Virginia Power Requested Test" means a Test requested by Virginia
Power in accordance with Section 8.2 for determining the Dependable Capacity of the Facility in accordance with the provisions of Article VIII.

                  ARTICLE II: REPRESENTATIONS AND EFFECTIVENESS

         2.1 Each Party warrants and represents to the other that it has obtained all necessary corporate and regulatory approvals for the execution, delivery and performance of this Agreement and that the Agreement is binding on that Party in accordance with its terms, subject to the laws and equitable principles respecting bankruptcy.

         2.2 Operator shall use its best efforts to arrange for and close upon refinancing of the existing project debt for the Facility by December 31, 1997.

         2.3 Within two business days of the closing of such refinancing, Operator shall notify Virginia Power of such closing and provide evidence satisfactory to Virginia Power that CIT Group/Equipment Financing, Inc. consents to this Agreement or has waived Article 3 and Article 8 of the Consent to Assignment of Power Purchase Agreement provided by Virginia Power dated January 14, 1987 with respect to the Existing Agreement. The Existing Agreement shall remain in full force and effect until 12:01 am of the later to occur of (a) the Day following the Day on which the Operator provides notice and evidence required by the immediately preceding sentence or (b) December 23, 1997 (the "Effective Date"), whereupon and at which time the Existing Agreement shall be superseded and replaced by this Agreement. Thereafter, both Parties shall be discharged of all further obligations under or arising out of the Existing Agreement except for such obligations that shall exist as of the Effective Date; provided, however, notwithstanding the foregoing, upon the Effective Date Operator shall be released and forever discharged of all liability and responsibility arising out of or accrued pursuant to Section 5.6 of the Existing Agreement.


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

         2.4 The duties and obligations created by Articles IV through XI of this Agreement shall not be effective until the Effective Date.

         2.5 If the Effective Date does not occur on or before January 31, 1998, either Party may terminate this Agreement without further obligation, such termination to be effective immediately upon delivery of a notice of termination to the other Party.

                         ARTICLE III: TERM OF AGREEMENT

         Subject to Article II above, this Agreement shall continue in effect through June 7, 2008.

                           ARTICLE IV: INTERCONNECTION

         4.1 Interconnection shall be made as shown in Exhibit A.

         4.2 Operator shall be responsible for the design, construction, installation, maintenance, and ownership of Operator's Interconnection Facilities on its side of the Interconnection Point.

         4.3 Virginia Power shall be responsible for the design, construction, installation, maintenance, and ownership of all Interconnection Facilities on Virginia Power's side of the Interconnection Point, and Virginia Power-owned metering and telemetering facilities (including CTs and PTs), wherever located.

         4.4 (a) Operator shall pay for all Interconnection Costs as defined in
Section 1.29, by making a continuing monthly facilities charge payment at the rate calculated for excess transmission facilities (69 kV and above). This continuing monthly rate is presently calculated at 1.30 percent of the Interconnection Cost of $5,353,828. Such monthly charge shall be subject to change if Virginia Power's Interconnection Facilities



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

change or if and when the SCC approves a different rate for excess transmission facilities provided in accordance with Section IV or any successor section of Virginia Power's Terms and Conditions on file with the SCC from time to time.

         (b) In the event any excess Interconnection Facilities are required which are rated below 69 kV, the charge for such facilities will be based on the distribution facilities charge rate in effect with the SCC from time to time.

         4.5 In addition to payments for excess Interconnection Facilities, Operator shall pay for any necessary rearrangement or relocation of existing Virginia Power-owned facilities by making a one-time payment equal to the actual cost for the rearrangement or relocation of such facilities. Operator will pay for such work in the same manner as Virginia Power charges its other customers for similar work. No continuing monthly charge shall be assessed on these payments.

         4.6 In the event it becomes necessary for Virginia Power to alter, add to, or rearrange the Virginia Power-owned Interconnection Facilities to continue to conduct interconnected operations in accordance with Prudent Practices, Operator shall be notified of the alterations, additions or rearrangements required and of the costs of such work. Operator shall pay Virginia Power the reasonable cost of such work as additional Interconnection Costs in the manner prescribed in Sections 4.4 and 4.5 of this Agreement.

         4.7 Operator shall provide, at its expense, all Interconnection and protective devices reasonably required by Virginia Power. Virginia Power reserves the right to modify or expand its requirements for Interconnection and protective devices in conformance with Prudent Practices. Virginia Power shall allow Operator a reasonable time for complying with any such modified or expanded requirements.


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


         4.8 Either Party shall notify the other in advance of any changes in their respective systems that will affect the proper coordination of protective devices on the two systems.

         4.9 Operator shall provide for the purpose of telemetering, at its expense, a telecommunication circuit to the Regional Operations Center serving the operating division where the Facility is located.

            ARTICLE V: SALE OF ENERGY AND CAPACITY TO VIRGINIA POWER

         5.1 Subject to Operator's obligations to its steam host, Operator agrees to utilize Prudent Practices to maintain the Facility in such a manner as to have 115,000 kW of Capacity available for Dispatch by Virginia Power at all times except during Scheduled Outages and Force Majeure events. During the Term hereof, Operator shall not sell, contract to sell or otherwise provide the electrical energy generated by the Facility (in excess of the Facility's consumption of such electrical energy) or its Capacity to any person or entity other than Virginia Power.

         5.2 Operator agrees to sell and Virginia Power agrees to purchase the Net Electrical Output.

         5.3 For each kilowatt-hour of Net Electrical Output, Virginia Power shall pay Operator an amount equal to the sum of (i) the Variable O&M Component plus (ii) the Fuel Component, computed as set forth below in this Section 5.3 (the "Energy Purchase Price"):

                  (a) Initially, the Variable O&M Component shall be $0.00353/kWh. Commencing April 1, 1999 and each April 1 thereafter, the initial Variable O&M Component ($0.00353/kWh) shall be adjusted by the percentage change (rounded to the nearest 0.01 percent) between the Base Index and the Current Index. If



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         such index is materially changed or ceases to be published, a mutually acceptable successor index shall be substituted.

                  (b) For any Month, the Fuel Component (expressed in $/kWh) shall be equal to the product of (i) the Cost of Fuel and (ii) the Heat Rate divided by 1,000,000. The Cost of Fuel shall be the delivered cost to Operator of the coal purchased and delivered to the Facility for use in the generation of electricity, accounted for on a "last in, first out" basis, including commodity costs, normal transportation costs (e.g., excluding demurrage payable or reimbursable by Operator), and costs of freeze protection and other treatment of the coal during transportation or storage, all reduced to an average charge stated in $/MMBtu computed in the manner set forth on Exhibit C. Exhibit C provides a Monthly projection of Operator's Cost of Fuel for the period from January 1, 1997 to April 30, 2003. Operator shall compute and provide Virginia Power with the actual Cost of Fuel within 15 days of the end of each Month. For purposes of computing the Fuel Component, however, the Cost of Fuel shall not exceed the applicable value set forth on Exhibit C. In the event that Operator amends, modifies or replaces its existing fuel or rail agreements or otherwise reasonably believes that the actual Cost of Fuel will be less than the amounts set forth on Exhibit C, Operator will forward to Virginia Power a revised projection of such delivered Cost of Fuel. The Heat Rate used to compute the Fuel Component shall be 11,100 Btu per kilowatt-hour.

                  (c) Operator may, with at least one-week prior written notice to Virginia Power, specify a discount to the Energy Purchase Price, provided that (i) Operator may not specify more than one discount factor to be applied to the Energy Purchase Price, (ii) the discounted Energy Purchase Price must go into effect at 12:01am on any Day and end at 12:00pm on any Day, and (iii) the discount to the Energy Purchase Price shall be effective for at least one week. Operator may revise, or revoke a discount to the Energy Purchase Price with at least one week written notice to Virginia Power.


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                  (d) Operator's existing coal supply and transportation
         arrangements expire April 11, 2003. Prior to such expiration, Operator shall arrange for coal supply and transportation contracts for the remainder of the Term hereof. At the time Operator solicits proposals for a replacement coal supply, Operator shall invite Virginia Power to submit a proposal for the supply of coal for use in the Facility during the remainder of the Term hereof, such coal to be delivered F.O.B. Lamberts Point, Norfolk, Virginia. If Virginia Power elects to submit a proposal and such proposal conforms in all material respects to the material provisions of Operator's general coal supply solicitation, Operator shall consider Virginia Power's proposal along with other proposals it may receive. All proposals will be evaluated on a delivered cost basis.

                  (e) If Virginia Power's proposal is selected, the delivered cost of the coal thereafter provided by Virginia Power shall be the basis for determining the Cost of Fuel hereunder; provided, however, Virginia Power shall have the option to deliver that portion of the coal utilized by the Facility that is allocable (in a manner to be mutually agreed) to the Net Electrical Output purchased and sold hereunder at no charge to Operator, in which case such Cost of Fuel shall be reduced to reflect the full amount of such reduction in Operator's cost.

                  (f) If Virginia Power submits a proposal which conforms in all material respects to the material provisions of Operator's general coal supply solicitation, but Operator selects the proposal of another supplier, the delivered coal cost derived from Virginia Power's proposal thereafter shall become the basis for determining the Cost of Fuel hereunder unless the actual delivered cost of coal results in a lower Energy Purchase Price hereunder.

                  (g) If Virginia Power is selected as the coal supplier for the Facility, Operator will thereafter be excused from any non-performance under this Agreement and will be entitled to receive Capacity Payments which would have been earned in the absence of such non-performance to the extent such non-performance results from Virginia Power's failure to deliver coal in accordance with its coal supply agreement with Operator. In addition, such coal supply agreement shall provide


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         that to the extent of Virginia Power's non-performance thereof,
         Operator shall have the right to purchase replacement coal. The delivered cost of such replacement coal shall be used in determining the Cost of Fuel hereunder during any such period of non-performance by Virginia Power provided Operator uses reasonable efforts to secure the most economic supply of replacement coal available at that time.

         5.4 In addition to the Energy Purchase Price, the Operator shall be paid the following cycling charge and stand-by charges:

                  (a) A cycling charge of $1,406 (per generating unit) for each time the Facility is Dispatched off-line (hereinafter "off-line" is considered to mean "to a Net Electrical Output level of zero") and (i) is not directed to maintain a Hot stand-by condition or (ii) goes off-line at the expiration or termination of a Hot stand-by condition. This cycling charge shall not be payable if the Facility is taken off-line by Operator other than in accordance with the Dispatch Instructions.

                  (b) A Hot stand-by charge of $94.48/hour for each hour or part thereof that the Facility is held in Hot stand-by per the Dispatch Instructions.

Commencing April 1, 1999 and each April 1 thereafter, the cycling charge and Hot stand-by charge each shall each be adjusted by the percentage change (rounded to the nearest 0.01 percent) between the Base Index and the Current Index. If such index is materially changed or ceases to be published, a mutually acceptable successor index shall be substituted.

         5.5 Subject to the exceptions and limitations provided in Section 5.6, for each Day that the Operator provides Capacity from the Facility, Virginia Power shall pay Operator an amount equal to the product of (a) the lesser of (i) the Dependable Capacity for such Day and (ii) the Capacity for such Day specified in Operator's Notice of Available Capacity and (b) the applicable Capacity Purchase Price for such Day



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("Capacity Payment"). The applicable Capacity Purchase Price shall vary each calendar year and for the Peak Period and the Non-Peak Period of each calendar year as follows:

                    Capacity Purchase Price (per kW per Day)

     Calendar Year            Peak Period            Non-Peak Period
     1997 thru 1999           $1.40736               $1.00512
     2000 thru 2002           $1.34448               $0.96048
     2003 thru 2008           $0.40488               $0.2892

         5.6 The Capacity Payments shall be subject to the following conditions and limitations:

                  (a) No Capacity Payment shall be payable for any Day in which the Facility is not made available by Operator for Dispatch on-line for any reason (including the occurrence of a Force Majeure event declared by Operator).

                  (b) No Capacity Payment shall be payable for any Day on which Virginia Power records a Dispatch Variance. As used herein, a "Variance" shall mean a metered variation in the Net Electrical Output of the Facility greater than plus or minus 5.0 percent of the level then specified in the Dispatch Instructions (taking into account applicable "ramp up" and "ramp down" rates set out in the Design Limits). A "Dispatch Variance" shall occur any time that there are two Variances during any Day but only if (i) Virginia Power notifies Operator of each such Variance (by telephone or facsimile), (ii) the second such Variance is recorded by Virginia Power at 30 minutes after the time of the notice given to Operator respecting the first such Variance and (iii) Virginia Power provides notice of the second Variance within a reasonable time after it is recorded (but in no event later than four hours after it is recorded).

                  (c) Following a Dispatch Variance as described in Section 5.6(b) above, the Dependable Capacity of the Facility for subsequent Days shall be deemed to equal the highest two hour average Net Electrical Output achieved during the remainder of the Day on which such Dispatch Variance occurred (i.e., following Operator's receipt of the second notice of Variance) and Capacity

         Payments shall be made based on this level; provided that if during the remainder of such Day the Facility operates at the level specified in the then-current Dispatch Instructions for a period of at least two consecutive hours without receiving notice of a Variance and continues operating without notice of a Variance until the Facility is Dispatched off-line, then subject to there being no subsequent Dispatch Variance as described in Section 5.6(b), the Dependable Capacity of the Facility shall be the level set in the last Test conducted in accordance with
         Article VIII.

                           (i) If the Facility does not operate for two
                  consecutive hours following the occurrence of a Dispatch Variance, then the Dependable Capacity shall be reset at zero.

                           (ii) A Dependable Capacity level set as a result of a
                  Dispatch Variance shall apply until reset in accordance with this Section 5.6(c) or as the result of a Test in accordance with Article VIII.

                           (iii) At any time that the Dependable Capacity for
                  the Facility is set at a level lower than 115,000 kW, Operator shall continue to provide daily Notices of Available Capacity, and if in accordance with any such notice the Facility is Dispatched to a Net Electrical Output level greater than the current Dependable Capacity level and as a result Operator demonstrates that the Facility is able to operate continuously at such Net Electrical Output level without receiving notice of a Variance for a period of not less than two consecutive clock hours (i.e., as measured by Virginia Power's meters used to determine payment) and maintain such level until Dispatched to a different Net Electrical Output level or off-line, then the Dependable Capacity shall be reset at such Net Electrical Output level in computing the Capacity Payments payable by Virginia Power for future Days, again until the Dependable Capacity of the Facility is reset as the result of a Test or until there is a subsequent Dispatch Variance.

                           (iv) Nothing herein shall be deemed to obligate
                  Virginia Power or its Designee to Dispatch the Facility on-line to any Net Electrical Output level or to increase the Net Electrical Output level specified in the Dispatch Instructions for the purpose of allowing Operator a "demonstration period" in which to increase the level of Capacity Payments otherwise payable hereunder.




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




                  (d) The aggregate of the Capacity Payments to be made in any Contract Year shall not exceed the applicable Capacity Payment Cap set forth below:

                                                              Annual Capacity
                  Contract Year Ending                        Payment Cap
                  November 30, 1998                           $40,680,000*
                  November 30, 1999                           $43,290,000
                  November 30, 2000                           $41,525,000
                  November 30, 2001                           $41,361,000
                  November 30, 2002                           $41,361,000
                  November 30, 2003                           $14,910,000
                  November 30, 2004                           $12,455,000
                  November 30, 2005                           $12,455,000
                  November 30, 2006                           $12,455,000
                  November 30, 2007                           $12,455,000
                       June 7, 2008                            $6,483,000

*The cap set forth above for the Contract Year ending November 30, 1998 shall be reduced by the product of (i) 1.10 and (ii) the sum of the following amounts:

         (a) 0.04327 $/kWh for each kilowatt-hour of Net Electrical Output generated by the Facility from December 23, 1997 to December 31, 1997, inclusive, and purchased by Virginia Power under the Existing Agreement at the on-peak energy price for 1997 set forth in Section 5.2(b) of the Existing Agreement;

         (b) 0.00277 $/kWh for each kilowatt-hour of Net Electrical Output generated by the Facility from December 23, 1997 to December 31, 1997, inclusive, and purchased by Virginia Power under the Existing Agreement at the off-peak energy price for 1997 set forth in Section 5.2(b) of the Existing Agreement;

         (c) 0.07528 $/kWh for each kilowatt-hour of Net Electrical Output generated by the Facility on or after January 1, 1998 and purchased by Virginia Power under the Existing Agreement at the on-peak energy price for 1998 set forth in Section 5.2(b) of the Existing Agreement;

         (d) 0.00355 $/kWh for each kilowatt-hour of Net Electrical Output generated by the Facility on or after January 1, 1998 and purchased by Virginia Power under the Existing Agreement at the off-peak energy price for 1998 set forth in Section 5.2(b) of the Existing Agreement;


                      ARTICLE VI: OPERATION AND MAINTENANCE

         6.1 By September 1 of each Contract Year, Operator shall initiate discussion with Virginia Power to establish Scheduled Outage periods for the next Contract Year. The Scheduled Outage periods, which in the aggregate shall not exceed 30 Days per generating unit in any Contract Year and shall be limited to the Non-Peak Period, will be finalized to Virginia Power's reasonable satisfaction by October 31 of each Contract Year; provided, however, if the Parties cannot agree as to the Scheduled Outage periods for the next Contract Year by October 31, Virginia Power shall establish the Scheduled Outage periods for the next Contract Year during the Non-Peak Period closest to the period(s) requested by Operator when the outages can be scheduled consistent with maintaining Virginia Power's ability to meet its overall service obligations and contractual commitments with other suppliers and purchasers of electrical energy and capacity.

         6.2 The Net Electrical Output shall be 60 hertz, three-phase alternating current at a nominal voltage of 230,000 volts. The Net Electrical Output shall be metered at the Interconnection Point. Each electrical generator at the Facility has a nameplate rating of 67,500 kVA at .85 power factor and shall be operated, within the design limits of the generating units, at the voltage specified by Virginia Power.

                  (a) Operator shall not change, alter, modify or tamper with Virginia Power-owned Interconnection Facilities. If Operator changes, alters, modifies or tampers with Virginia Power-owned Interconnection Facilities without the prior written consent of Virginia Power, Operator shall repay to Virginia Power immediately upon demand all overpayments determined by Virginia Power to have been paid to Operator for Net

Electrical Output or Capacity not actually delivered or available (as the case may be), subject, however, to the provisions of Section 6.2(b).

                  (b) If Operator disputes any allegation by Virginia Power that Operator has changed, altered, modified or tampered with Virginia Power-owned Interconnection Facilities, such dispute shall be resolved in a proceeding in the appropriate judicial or regulatory forum. During the pendency of any such proceeding, Virginia Power shall continue to accept and pay for Net Electrical Output from the Facility pursuant to the terms of this Agreement. If Operator is found, by final adjudication of such judicial or regulatory forum, to have changed, altered, modified or tampered with Virginia Power-owned Interconnection Facilities, Operator shall immediately repay to Virginia Power the overpayments referred to in Section 6.2(a) together with Interest from the date Virginia Power first demanded repayment.

         6.3 Operator's Interconnection Facilities shall be subject to reasonable inspection by Virginia Power or by Virginia Power's authorized representative during business hours after reasonable notice to Operator. Such inspection shall not be construed as approval by Virginia Power of Operator's method of operation and maintenance, and such inspection shall not impose on Virginia Power any notice obligations or other responsibilities to Operator with respect to the adequacy or appropriateness of Operator's operation and maintenance practices.

         6.4 Operator shall have its protective relays calibrated and the protective circuits operationally checked in the presence of authorized Virginia Power personnel at least once every two years by a person qualified to perform such service. Virginia Power shall be notified in writing by Operator of the results of these operational checks. Operator will give Virginia Power 15 days advanced notice of relay calibrations and operational checks of the protective circuits.

         6.5 The Parties shall maintain communications which shall include, but not be limited to, system paralleling or separation, scheduled or unscheduled shutdowns, equipment clearances, periodic load reports, maintenance schedules, tagging of Interconnection interrupting devices, meter tests, relay tests, billing, and other routine communication. The Parties shall develop mutually acceptable methods of notification and designate their respective personnel who are to receive notices.

         6.6 Virginia Power shall have the right to disconnect temporarily without notice Operator's Interconnection Facilities if, in Virginia Power's opinion, a Hazardous Condition exists and such disconnection appears reasonably necessary to protect Virginia Power's customers, employees or agents, or the property of any of them. Such temporary interruptions or reductions shall end as soon as possible consistent with Prudent Practices.

         6.7 Virginia Power, with reasonable notice to Operator, may construct, install, open, maintain, repair, replace, investigate, inspect, or test any part of Operator's Interconnection Facilities or any of Virginia Power's Interconnection Facilities, equipment, or any other part of Virginia Power's system that can affect the Facility's operation.

         6.8 From time to time, unusual system conditions may exist during which Operator can assist Virginia Power in maintaining the integrity of the Virginia Power system. Operator shall cooperate with Virginia Power whenever Virginia Power notifies Operator of such condition or problem.

         6.9 The effectiveness of this Agreement is expressly conditioned and contingent upon Operator's Facility being a Qualifying Facility pursuant to the FERC regulations in effect as of the date of this Agreement.

         6.10 The Parties agree to revise the operating procedures to reflect this Agreement no later than 30 Days after the Effective Date hereof.

         6.11 Operator shall provide Virginia Power with Facility performance and event data in a format consistent with the then NERC Generating Availability Data Systems reporting standards. The frequency of such performance and event data submittals shall be as specified by Virginia Power from time to time.

                              ARTICLE VII: DISPATCH

         7.1 Subject to Section 7.2, Operator shall operate the Facility at the Net Electrical Output levels specified from time to time in the Dispatch Instructions.

         7.2 Notwithstanding Section 7.1, Operator's duty to operate or alter the operation of the Facility in accordance with the Dispatch Instructions shall be subject to the following conditions and limitations (hereinafter the "Design Limits"):

                  (a) When the Facility is Dispatched any Day, whether from an off-line or on-line condition, the Dispatch Instructions shall specify a Net Electrical Output level not lower than the lesser of (i) 82 megawatts or (ii) 90 percent of the Capacity level specified in the Notice of Available Capacity for such Day.

                  (b) If the Facility has been off-line for any reason, it shall not be required to be synchronized and achieve a Net Electrical Output level of 82 megawatts sooner than the applicable "ramp up" periods indicated below:

                           (i) Cold Starts. From a Cold Start condition i.e.,
                  any time the Facility has been Dispatched off-line and is not being maintained in a Hot stand-by condition, the Facility can be synchronized with Virginia Power's system within nine hours of receipt of Dispatch Instructions requiring Net Electrical Output and can achieve a Net Electrical Output level of 82 megawatts within 14 hours of receipt of such Dispatch Instructions.

                           (ii) Hot Starts. From a "Hot stand-by" condition, the
                  Facility can achieve a Net Electrical Output level of 82 megawatts within 2.5 hours of receipt of Dispatch Instructions.

                  (c) Reduction from an on-line Net Electrical Output level to an off-line condition can take place within 1.5 hours of receipt of such Dispatch Instructions.

                  (d) The "ramp-up" of the Facility from 82 megawatts to a higher Dispatch level can be accomplished at a rate of two megawatts/minute. The "ramp down" from a previous Dispatch level to a level of 82 megawatts or above can be accomplished at a rate of three megawatts/minute.

                  (e) Operator shall not synchronize the Facility with the Virginia Power system sooner than the time specified in Virginia Power's then-current Dispatch Instructions. If no time is designated in the Dispatch Instructions, then Operator shall synchronize the Facility with Virginia Power's system no sooner than the applicable Design Limits.

                  (f) Once the Facility has been Dispatched on-line, the Facility shall not be required to be off-line sooner than 5.5 hours after the Facility is required to achieve the lesser of 82 megawatts or the Net Electrical Output level specified in the Dispatch Instructions.

                  (g) Virginia Power or its Designee shall have the right to direct Operator to hold the Facility in a Hot stand-by condition for up to 12 hours from the time in which the Facility goes off-line by so notifying Operator as part of the Dispatch Instructions directing the Facility off-line. Virginia Power or its Designee may direct that the Facility be removed from a "Hot stand-by" condition at any time through appropriate Dispatch Instructions. Notwithstanding the provisions of
         Section 7.2(e), the Facility may be synchronized with Virginia Power's system during Hot stand-by.

         7.3 On Friday of each week Virginia Power or its Designee will provide Operator a non-binding schedule of anticipated Dispatch Instructions for the following Week.

         7.4 Operator shall provide the Notice of Available Capacity by facsimile to Virginia Power's System Operations Center or to the operations center of Virginia Power's Designee, as applicable, as well as Virginia Power's Capacity Acquisition Department.

         7.5 Operator may, from time to time, upon written notice request Virginia Power to allow the Facility to generate electricity in order for Operator to test and/or evaluate its equipment ("Operator Requested Generation"). Such Operator Requested Generation shall be scheduled at least three Business Days in advance with Virginia Power and shall be subject to the approval of Virginia Power. Payments for the Net Electrical Output during an Operator Requested Generation period shall equal (on a kWh basis) the lower of:
(i) the Energy Purchase Price; or (ii) the lowest fossil fuel-fired generating cost (excluding variable operation and maintenance expenses) achieved at a Virginia Power fossil-fueled power station at the time Virginia Power approves Operator's request (hereinafter defined as the "Operator Requested Generation Price"). If Virginia Power determines Dispatch is necessary, and this determination is made before or during a Virginia Power approved Operator Requested Generation period, then Virginia Power may cancel or interrupt, as the case may be, the Operator Requested Generation period and subsequently Dispatch the Facility as it deems appropriate, in which case the compensation for Net Electrical Output shall be the Energy Purchase Price.

                  ARTICLE VIII: TESTING FOR DEPENDABLE CAPACITY

         8.1 The Facility's Dependable Capacity shall be set initially at 115,000 kW and may change from time to time pursuant to the provisions of this
Article VIII.

         8.2 Virginia Power shall have the right to request Virginia Power Requested Tests to reset the Facility's Dependable Capacity from time to time as set forth below:

                  (a) Virginia Power Requested Tests shall be limited to six per Contract Year, exclusive of any Virginia Power Requested Tests which result in a Tested Capacity less than the Capacity level indicated in the Notice of Available Capacity for the Day on which Virginia Power requested the Test be performed. The maximum number of permitted Virginia Power Requested Tests will be prorated for Contract Years which are less than 365 Days based on the number of Days in the Contract Year, with the prorated number to be rounded up to the next whole number.

                  (b) If Virginia Power requests a Test, the Test Period shall be deemed to begin immediately following expiration of the applicable Notice Period.

                  (c) The Net Electrical Output level of the Facility shall not be limited by Dispatch Instructions during a Virginia Power Requested Test.

                  (d) The duration of each Virginia Power Requested Test will be six hours unless the Test is terminated earlier by Virginia Power.

                  (e) Virginia Power shall not request a Test during (i) a Scheduled Outage or (ii) on any Day after a Dispatch Variance has occurred or (iii) on any Day that the Facility's maximum available Capacity has been set at zero per Operator's Notice of Available Capacity.

                  (f) During a Virginia Power Requested Test, Operator will be paid for Net Electrical Output in accordance with Section 5.3 and will be paid the cycling charge, if applicable, pursuant to Section 5.4.

         8.3 Operator shall have the right to request Operator Requested Tests to reset the Facility's Dependable Capacity from time to time. Operator Requested Tests shall be initiated and conducted by Virginia Power in a manner consistent with the following:

                  (a) Operator may request an Operator Requested Test by providing an oral or written request to Virginia Power by 5:00pm on any Day. The Test will be performed on a subsequent Day but not later than the end of the fifth Day following the Day on which the Test was requested. Virginia Power shall notify

         Operator prior to the start of any test, after which the Test Period shall commence following the applicable Notice Period.

                  (b) The Net Electrical Output level of the Facility will not be limited by Dispatch Instructions during an Operator Requested Test.

                  (c) The duration of each Operator Requested Test shall be six hours unless terminated earlier by Virginia Power.

                  (d) During an Operator Requested Test, Operator will be paid for Net Electrical Output delivered at a level equal to the lesser of
         (i) $0.001/kWh lower than Virginia Power's ISC in effect during such test or (ii) the applicable Energy Purchase Price. Operator will not be entitled to receive a cycling charge following any Operator Requested Test unless the Facility had been Dispatched on-line prior to the start of the Test.

                  (e) Virginia Power will perform Operator Requested Tests during On-Peak Hours.

         8.4 Following any Test, the Dependable Capacity of the Facility shall be reset at a level equal to the average hourly Net Electrical Output level of the Facility recorded during the Test Period, except that for hours in which the Capacity level so recorded exceeded 115,000 kW the Capacity level shall be deemed to have equaled 115,000 kW. If the Test is terminated prior to the end of the Test Period by Virginia Power, or if Virginia Power fails to perform an Operator Requested Test within five Days from Operator's request for such Test, the Dependable Capacity shall be reset to 115,000 kW. The Dependable Capacity established by any Test shall be reset effective 12:01am on the Day following the Day on which Virginia Power provided notice of the Test or on which Operator requested such Test.

                        ARTICLE IX: METERING AND BILLING

         9.1 Virginia Power shall own and maintain all meters and metering devices used to measure the delivery and receipt of electrical energy and Capacity for purposes of computing payments due hereunder.

         9.2 Virginia Power shall install, own, and maintain telemetering equipment at Operator's expense as an Interconnection Cost. Operator shall reimburse Virginia Power for these costs as provided in Section 4.4. Operator agrees to contract for separately and pay for all costs associated with the lease of a dedicated telephone line for telemetering purposes from the telephone company serving the Facility.

         9.3 All meters and metering equipment used to determine the Net Electrical Output and Capacity level of the Facility shall be sealed, and the seals broken only by Virginia Power personnel when the meters are to be inspected, tested, or adjusted; provided, however, that Operator shall receive prior notice thereof and shall have the right to be present.

         9.4 On a regular schedule and, in addition, upon reasonable request by Operator, Virginia Power will test the meter(s) in accordance with the provisions for meter testing in Virginia Power's approved Terms and Conditions for Supplying Net Electrical Output as filed with the SCC. Operator shall have the right to have a representative present during any metering inspection, test, or adjustment. When, as a result of such a test, a meter is found to be no more than two percent fast or slow, no adjustment will be made in the amount paid to Operator for energy, or energy and Capacity, delivered to Virginia Power. If the meter is found to be more than two percent fast or slow because of incorrect calibration, Virginia Power will calculate the correct amount delivered to Virginia Power for a period equal to one-half of the time elapsed since the most recent test, but in no case for a period in excess of 12 months. The previous payments by Virginia Power for this period shall be subtracted from the amount of payments that are calculated to have been owed under this Agreement. If the difference is a positive number, that difference shall be paid by Virginia Power to

Operator; if the difference is a negative number, that difference shall be paid by Operator to Virginia Power. Unless better data are available from a mutually-acceptable source, the percentage registration of a meter will be calculated by the "weighted average" of light load and full load, which is calculated by giving a value of 1 to the light load and a value of 4 to the full load.

         9.5 Whenever it is found that, for any reason other than incorrect calibration or tampering, the metering apparatus has not registered the true amount of Net Electrical Output which has been delivered by Operator to Virginia Power, the Net Electrical Output delivered during the entire period of incorrect registration shall be estimated, based upon all known pertinent facts, and the amount of Net Electrical Output so estimated will be used in calculating the corrected amounts to be paid to Operator. The adjusted amount will be for a period equal to one-half of the time elapsed since the most recent test of the metering apparatus, but in no case for a period in excess of 12 months. Any overpayments or underpayments by Virginia Power for energy, or energy and Capacity, delivered by Operator to Virginia Power shall be corrected in the manner described in Section 9.4.

         9.6 Meters shall be read, and bills rendered, according to the meter reading and billing schedule established by Virginia Power but no less often than every 40 days. Payment for Net Electrical Output, delivered to Virginia Power and Capacity made available to Virginia Power during the billing period shall be made on the third Business Day of the second Month after the Month such Net Electrical Output and Capacity was provided to Virginia Power via wire transfer to an account specified by notice from Operator and its lender. If the third Business Day occurs on the lender's holiday, payment will be wired on the next Business Day.

         9.7 Operator agrees to pay an administrative charge to Virginia Power to reflect all reasonable costs incurred by Virginia Power for meter reading and billing. The monthly meter reading and billing charge will equal the basic customer charge in

Schedule 6 - Large General Service. Such charge shall change from time to time when the SCC approves a different rate in Schedule 6.

                        ARTICLE X: TERMINATION AND BREACH

         10.1 Termination of this Agreement shall occur only upon the expiration of the Term, or upon a material breach of this Agreement by either Party that is not cured within 60 days (30 days in the case of a failure to make a required payment hereunder) following receipt of written notice of such breach to the breaching Party from the non-breaching Party, provided, however, that if any such breach (other than a failure to make any required payment hereunder) cannot by the exercise of due diligence be cured within such 60-day period, the non-breaching Party shall not have the right to terminate this Agreement so long as the breaching Party, within such 60-day period, has commenced and continues to diligently proceed with the cure of such breach so as to effect such cure as soon as possible but in no event later than 90 days following receipt of the written notice of breach referred to in this Section 10.1.

         10.2 Refusal by Virginia Power to purchase Net Electrical Output from Operator's Facility in accordance with Sections 6.6 or 6.7 of this Agreement shall not be a breach of this Agreement.

         10.3 If this Agreement is terminated for any reason other than breach by Virginia Power prior to the end of the Term, Operator shall, in addition to any amounts then due and owing hereunder and any other liabilities, be liable to Virginia Power for the total difference (including accrued Interest) between the payments for Capacity already made, if any, by Virginia Power to Operator and the payments for Capacity that should have been paid to Operator for short term Capacity furnished at the rate set forth in Schedule 19 or any successor schedule in effect at the time the contract is entered into. For the sole purpose of the calculation set forth in the immediately preceding sentence, the payments "already made" for Capacity by Virginia Power subsequent to the Effective

Date shall be deemed to equal the lesser of (i) $14 million per calendar year or
(ii) the actual Capacity Payments made by Virginia Power to Operator during such calendar year pursuant to Section 5.5. Notwithstanding anything contained in this Agreement to the contrary but without limiting the foregoing provisions of this Section 10.3, neither Party shall be liable to the other for the other's cost of replacement power, loss of profits, or other consequential or incidental damages arising out of a termination or breach of this Agreement.

         10.4 Either Party shall be excused from performance of this Agreement or from a delay in performance if and to the extent that it shall be prevented from performing or delayed by storm, flood, lightning, earthquake, explosion, unavoidable shortages of material or supplies, civil disturbance, labor dispute, act of God or the public enemy, action of a court, or any other cause beyond the reasonable control of such Party (hereinafter considered events of "Force Majeure"). If either Party asserts that a Force Majeure event affecting its performance has occurred, that Party must notify the other Party as soon as practicable by telephone and within 48 hours after telephone notification, in writing of the cause of the event and the expected duration of the Force Majeure. In the event the Facility is rendered unavailable for Dispatch due to a Force Majeure event declared by Operator, Virginia Power's obligation to make Capacity Payments shall cease during those hours.

         10.5 Should Operator or any of its affiliates ever desire to dispose of its right, title, or interest in the Facility (hereinafter called "Transfer Interest") other than the sale and leaseback of the Facility to provide financing for the Facility, it shall offer the Transfer Interest to the steam buyer if the steam buyer has the right of first refusal, with the intent that the steam buyer shall continue to operate the Facility in accordance with the provisions of this Agreement pursuant to an assignment of this Agreement. If the steam user shall decline to purchase the Transfer Interest, or the steam buyer does not have a right of first refusal, Operator will offer to sell such interest to Virginia Power at its fair market value, not to exceed the net investment in the Facility, which shall be determined as the initial investment less any investment tax credits less accumulated depreciation calculated on a straight line basis over the design life of the Facility. If Virginia Power agrees to purchase the Transfer Interest and there is disagreement as to the fair market value of the Transfer Interest, then either Party shall be entitled to submit the dispute to a panel of three arbitrators. If the Parties are unable to agree as to the terms and conditions of such contract, then either Party would be entitled to submit the dispute to a panel of three arbitrators. Each of the Parties would pick one arbitrator and the two arbitrators would pick the third arbitrator. The decision of the arbitrators would be binding upon the Parties. The expenses of such arbitration, excluding attorneys' fees, shall be equally divided among the parties. The arbitration shall be held in Richmond, Virginia or such other place as the Parties may mutually agree. The arbitrators shall initiate the hearing as promptly and expeditiously as possible after their selections (and both Parties shall cooperate to this end) and shall conclude the hearings within thirty days of their commencement unless the arbitrators expressly find that additional time is necessary for completion of the hearings for reasons in the best interest of the Parties. The award of the arbitrators shall be made no later than thirty days from the date of the closing of the hearings.

         Notwithstanding anything herein contained to the contrary, the provisions of this Section 10.5 shall only be binding on the Operator (Cogentrix Virginia Leasing Corporation) and its affiliates (it being understood and agreed that the foregoing paragraph shall not apply to any transfer by Operator to any affiliate of Operator so long as such affiliate agrees to be bound by the foregoing paragraph) and not on any successor or assign, and, without limiting the generality of the foregoing, the sale, lease or other transfer of the Facility by one or more lenders holding a lien on the Facility or by a lessor of the Facility, or by the Operator or an affiliate thereof upon request of such lender or lenders or lessor, or by a court pursuant to foreclosure or other proceedings, or by a trustee in bankruptcy or receiver of Operator or any affiliate thereof, shall not be subject to the provisions of this Section 10.5 and upon any such sale, lease or transfer the provisions of this Section 10.5 shall terminate and be null and void.

                            ARTICLE XI: MISCELLANEOUS

         11.1 This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Virginia.

         11.2 Operator shall not assign or transfer this Agreement or any claims or interest therein without the prior written consent of Virginia Power, which shall not be withheld unreasonably.

         11.3 During the Term of this Agreement and for a period of five years following the Termination or expiration hereof, Virginia Power or its designated third-party auditors shall have access to all of Operator's books and records relating to this Agreement (including but not limited to records related to components of Operator's delivered cost of fuel to the Facility) during any Business Day and shall be entitled to make any copies of these records as necessary to conduct thorough and complete audits of the components of the payment made by Virginia Power hereunder.

         11.4 Each Party shall keep complete and accurate records and all other data required by each of them for the purpose of proper administration of this Agreement.
                  (a) All such records and data shall be maintained for a minimum of five years after the creation of such records or data and for any additional period required by regulatory agencies with jurisdiction over the Parties; provided, however, that Operator shall not dispose of or destroy any such records or data even after five years without 30 Days prior notice to Virginia Power

                  (b) Operator shall maintain an accurate and up-to-date operating log at the Facility with records of: (i) real and reactive power production for each clock hour; (ii) changes in operating status, including outages and Scheduled Outages; and (iii) any unusual conditions found during inspections.

                  (c) Either Party shall have the right from time to time upon 14 Days written notice to the other Party, to examine the records and data of the other Party relating to this Agreement any time during the period the records or data are required to be maintained.

         11.5 The failure of either Party to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other Party of any provisions hereof, shall not be construed to be a waiver of such provisions nor to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.

         11.6 The termination or expiration of this Agreement shall not discharge either Party hereto from any obligation it owes to the other Party under this Agreement by reason of any transactions, loss, cost, damage, expense or liability which shall occur or arise (or the circumstances, events, or basis of which shall occur or arise) prior to such termination or expiration. The Parties intend that any such obligation owed (whether the same shall be known or unknown at the termination or expiration of this Agreement or whether the circumstances, events, or basis of the same shall be known or unknown at the termination or expiration of this Agreement) shall survive the termination or expiration of this Agreement.

         11.7 The Parties understand and agree that this Agreement and any amendments thereto may be filed in accordance with applicable law and may be a matter of public record. Operator and Virginia Power shall use all reasonable efforts to maintain the confidentiality of the negotiations relating to the preparation and execution of this Agreement; provided, however, that nothing herein shall prohibit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process and (b) to counsel and auditors of Operator or Virginia Power, to any party in connection with the financing of Operator's Facility and to their respective counsel, accountants or to independent engineers or experts with whom any of the foregoing parties may consult and who have agreed to maintain the confidentiality of this Agreement and the terms hereof.

         11.8 Subject to the provisions of Section 11.11, each Party agrees to defend, indemnify and hold harmless the other Party against any and all claims, liability, loss, damage, or expense to the extent caused by or resulting from the negligent acts or omissions of that Party, its employees, or its agents, with respect to claims asserted by persons or entities that are not Parties.

         11.9 This Agreement is not binding until executed by a duly authorized representative of each Party.

         11.10 Operator shall keep current during the Term of this Agreement adequate liability insurance coverage, all necessary licenses, permits, and approvals for the ownership, construction, operation, and maintenance of its Facility and Interconnection Facilities from the FERC and from any and all other federal, state, and local agencies, commissions, and authorities with jurisdiction over Operator and/or Operator's Facility and Interconnection Facilities.

         11.11 Operator shall maintain during the Term of this Agreement, (a) such liability insurance coverage as shown in Exhibit B (such insurance to be evidenced by an insurance certificate providing that such insurance shall not be canceled or terminated without 30 days written notice to Virginia Power), and
(b) all licenses, permits and approvals for the ownership, operation and maintenance of its Facility and Interconnection Facilities from the FERC and from any and all other federal, state and local agencies, commissions and authorities with jurisdiction over Operator and/or Operator's Facility and Operator's Interconnection Facilities; provided however, that the failure of the Operator to comply with the provisions of the foregoing clause (b) shall not constitute a default by Operator under this Agreement if either (x) such failure does not affect the ability of Operator to operate or maintain the Facility and provide Net Electrical

Output in accordance with the Dispatch Instructions or (y) if requested by Virginia Power, Operator suspends operation of the Facility until such failure is cured and agrees that it shall receive no Capacity Payments hereunder during such period of suspension.

         11.12 Whenever under this Agreement, future agreement of the Parties is required, but such agreement cannot be reached, either Party may petition the SCC for arbitration of the issue and the SCC's decision shall be final and binding on the Parties.

         11.13 During the Term hereof, Operator shall purchase its Electrical Requirements from Virginia Power at the applicable tariff rate selected by Operator or such other rate as the Parties may agree.

         11.14 This Agreement constitutes the entire agreement between Operator and Virginia Power with respect to the subject matter herein and supersedes any prior or contemporaneous agreements or understandings between the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers this 5th day of December 1997.


                                    VIRGINIA ELECTRIC AND POWER COMPANY

                                            By: /s/ E. Paul Hilton
                                               ---------------------------

                                            Name: E. Paul Hilton

                                            Title: VP - Regulation


                                    COGENTRIX VIRGINIA LEASING CORPORATION

                                            By: /s/ Thomas J. Bonner
                                               ---------------------------

                                            Name:  Thomas J. Bonner

                                            Title:  Assistant VP - Results

                                    EXHIBIT B


         Operator shall keep current during the term of this Agreement the following insurance coverage:

a) Workers' compensation insurance which complies with the laws of the Commonwealth of Virginia and employers' liability insurance with limits of $100,000 for each accident, and $500,000 in the aggregate for each employee-disease.

b) Comprehensive general liability insurance including but not limited to coverage for premises, operations and independent contractors with a limit of $1,000,000 each occurrence.

c) Excess umbrella liability insurance with a limit of $1,000,000 per occurrence and in aggregate.

Virginia Power shall be named as an additional insured on the policies required in b) and c) above, and the policies shall provide that the coverage thus afforded Virginia Power shall be deemed primary and not supplementary to any other coverage Virginia Power may obtain or maintain.

                                                                       EXHIBIT C


                     Cogentrix Virginia Leasing Corporation
                             Projected Cost of Fuel


                                               Jan,1998- May,1998-                                         Jan,2003-
                                         1997  Apr,1998  Dec,1998      1999      2000      2001      2002  Apr,2003
                                   ---------------------------------------------------------------------------------
Coal & Rail Cost ($/ton)                69.71     73.13     70.60     74.07     77.71     81.53     85.55     89.76
Dumping Charge ($/ton)                   0.53      0.56      0.56      0.59      0.62      0.65      0.68      0.67
Docking Charge ($/ton)                   0.11      0.11      0.11      0.12      0.13      0.13      0.14      0.16
Barge Freight ($/ton)                    0.89      0.92      0.92      0.96      1.00      1.04      1.08      1.08
Ship's Agent ($/ton)                     0.02      0.02      0.02      0.02      0.02      0.02      0.02      0.03
Freezing Proofing & Testing ($/ton)      0.02      0.02      0.02      0.02      0.02      0.02      0.02      0.02
                                   ---------------------------------------------------------------------------------
Cost of Fuel ($/ton)                    71.28     74.77     72.24     75.78     79.49     83.39     87.49     91.72
Fuel Heating Value (Btu/lb of coal)    12,649    12,649    12,649    12,649    12,649    12,649    12,649    12,649
                                   ---------------------------------------------------------------------------------
Cost of Fuel ($/MMBtu)                 2.8176    2.9556    2.8555    2.9954    3.1423    3.2965    3.4584    3.6258
                                   =================================================================================